Exhibit 8


                                                   April 9, 1998


              Re:  Issuance and Sale of Junior
                   Subordinated Deferrable Interest
                   Debentures, Series B, Due 2038 by Indiana
                   Michigan Power Company


Indiana Michigan Power Company
One Summit Square
Fort Wayne, Indiana 46801

Ladies and Gentlemen:

We have acted as special tax counsel ("Tax Counsel") to Indiana Michigan Power Company, an Indiana corporation (the "Company"), in connection with the preparation of the Preliminary Prospectus dated April 9, 1998 (the "Prospectus") by the Company with respect to the issuance and sale of the Junior Subordinated Deferrable Interest Debentures, Series B, Due 2038 (the "New Junior Subordinated Debentures") by the Company pursuant to the Indenture (the "Indenture"), dated March 1, 1996, between the Company and The First National Bank of Chicago, a national banking association organized and existing under the laws of the United States, as trustee (the "Trustee").
The New Junior Subordinated Debentures will be offered for sale to investors pursuant to the Prospectus.

All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning ascribed to such terms in the Prospectus.

In delivering this opinion letter, we have reviewed and relied upon: (i) the Prospectus, (ii) the Indenture; and (iii) a form of the New Junior Subordinated Debentures. Further, we have relied upon certain other statements and representations of the Company. We also have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. In addition, we also have assumed that the transactions related to the issuance of the New Junior Subordinated Debentures will be consummated in accordance with the terms of the documents and forms of documents described herein.

On the basis of the foregoing we are of the opinion that, subject to the qualifications and limitations set forth herein and in the Prospectus under the caption "Certain United States Federal Income Tax Consequences", the statements set forth in the Prospectus under such caption insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

Our opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion letter as an exhibit to Registration Statement Form S-3 filed by the Company with respect to the New Junior Subordinated Debentures and to the use of our name in the Prospectus under the captions "Certain United States Federal Income Tax Consequences" and "Legal Opinions".
                                     Very truly yours,
                                     /s/ Simpson Thacher & Bartlett

                                     SIMPSON THACHER & BARTLETT